Exhibit 10.3

March 13, 2002

Robert Gionesi
2181 Helene Avenue
Merrick, NY 11566

Dear Bob:

        This letter sets forth the substance of the separation agreement (the "Agreement") Internap Network Services Corporation (the "Company") proposes regarding your employment transition.

        1.    Separation. Your last day of employment with the Company shall be October 31, 2002 (the "Separation Date").

        2.    Transition Period. From the date of this Agreement until March 31, 2002, you will continue in your current position as the Company's Vice President of Sales under the existing terms of your employment.

        Effective on the earlier of (i) April 1, 2002 or (ii) a mutually agreed upon date between you and the Company, you will resign your position as the Company's Vice President Sales, and from April 1, 2002 through the Separation Date (the "Transition Period"), you will report to the Company's Chief Executive Officer (the "CEO") and will be expected to assist in the transition of your duties and closing Meridian Telesis Ventures LLC as a direct sales customer of Internap connectivity, provided that Internap gives you reasonable advance notice regarding the time, place and nature of your duties. You will not be required to perform duties that would interfere with your employment with Meridian Telesis Ventures LLC, including its subsidiaries, affiliates and successors (collectively, "Meridian Telesis Ventures LLC") or that would unreasonably interfere with your personal commitments. You will perform your transition duties from your New York residence, except as reasonably required by the CEO, on a part-time basis which shall not exceed ten (10) hours per month. During the Transition Period you will be paid based on an annual base salary of $102,500, less applicable withholdings and deductions, in accordance with the Company's normal payroll practices, and will be entitled to continue your employee benefits, except that you will not accrue any paid time off or personal days. In addition to your salary, you will be paid an aggregate bonus payment of $21,490.65 in three equal monthly installments of $7,163.55 on April 1, May 1, and June 1, 2002. During the Transition Period, you agree to use your new employer's medical, dental and vision insurance as primary insurance for you and your dependents as soon as you are eligible for such coverage, at which time (x) you may request to be removed from the Company's insurance coverage and you will be paid the cash equivalent of COBRA payments for the remainder of the Transition Period or (y) you may continue to use the the Company's insurance as your secondary medical, dental and vision insurance coverage for the remainder of the Transition Period.

        From the date of this Agreement through the end of the Transition Period, your employment with the Company continues to be at-will, and both you and the Company shall have the right to terminate the employment relationship at any time, with or without cause, and with or without advance notice; provided, however, that if the Company terminates you without "Cause" (as defined below) you will receive the salary and bonus payment continuation in the manner described in the immediately preceding paragraph. "Cause" shall mean: (i) violation of any material provision of your confidentiality agreement attached hereto as Exhibit B, (ii) acts of misconduct, theft or dishonesty that are materially injurious to the Company, (iii) any conviction for a felony, or (iv) your disparagement of the Company or its directors, officers or employees in any manner likely to be materially harmful to the business or reputation of the Company, or the personal or business reputations of its directors, officers or employees.

        3.    Stock Options. Your stock options will cease vesting on the Separation Date, under the terms of your written stock option agreement(s) and the applicable plan(s) governing those agreement(s). You may exercise your vested option shares pursuant to your written stock option agreement(s) and the applicable plan(s) governing those agreement(s).

        4.    Expense Reimbursements. The Company will, pursuant to its regular business practice, reimburse you for expenses approved in advance by the CEO through the Separation Date, if any, that you submit within ten (10) days of the Separation Date.

        5.    Return of Company Property. On or before the Separation Date, you must return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, computer access codes, computer programs, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

        6.    Continuing Obligations. After the Separation Date, you will have continuing obligations to the Company, including obligations not to use or disclose any confidential or proprietary information of the Company; provided, however, that Internap agrees that your employment as EVP by Meridian Telesis Ventures LLC shall not constitute violation of your obligations under Section 1 of Exhibit B hereto or your noncompetition obligation in Section 5 of Exhibit B hereto. A copy of the agreement you signed with respect to these obligations is attached to this letter as Exhibit B.

        7.    Release. In exchange for the Transition Period and other consideration under this Agreement, to which you acknowledge you would otherwise not be entitled absent this Agreement, you hereby release, acquit and forever discharge the Company, its parent and subsidiaries, and its and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification you may have as a result of any third party action against you based on your employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, paid time off, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims under that certain Employment Agreement between you and the Company dated June 21, 2001 (the "Employment Agreement"); claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the New York State Human Rights Law, as amended; the New York Equal Opportunity for Disabled Persons Act, as amended; the New York City Civil Rights Law, as amended; the California Fair Employment and Housing Act; the California Labor Code; the Washington Law Against Discrimination in Employment, as amended; the Washington Family Leave Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; and breach of the implied covenant of good faith and fair dealing.

        8.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after you sign this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after you sign this Agreement.

        9.    Other Compensation or Benefits. Except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date.

        10.  Separation Date Release. As further consideration for the promises set forth in this Agreement, on the Separation Date you agree to execute, make effective and deliver to the Company the General Release and Waiver attached as Exhibit A ("the Separation Date Release"). You understand and acknowledge that failure to provide a Separation Date Release will constitute a material breach of this Agreement.

        11.  Entire Agreement. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all agreements entered into by and between you and the Company, including the Employment Agreement; provided, however, that Section 10 of the Employment Agreement regarding Proprietary Rights and Inventions is expressly made a part of and incorporated into this Agreement, and is not superseded. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by a duly authorized officer of the Company.

        12.  Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

        13.  Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.

        14.  Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

        If this Agreement is acceptable to you, please sign below, and return the original to me.

        Thank you for your efforts in support of the Company. We look forward to working with you during the Transition Period.

Sincerely yours,
INTERNAP NETWORK SERVICES CORPORATION

/s/ EUGENE EIDENBERG Gene Eidenberg Chief Executive Officer

SO AGREED.

/s/ ROBERT A. GIONESI Robert A. Gionesi
Date: 3/12/2002

Attachments:
Exhibit A—Separation Date Release
Exhibit B—Employee Confidentiality, Nonraiding and Noncompetition Agreement

EXHIBIT A

SEPARATION DATE RELEASE

TO BE EXECUTED ON OCTOBER 31, 2002

In exchange for the consideration under the March 13, 2002 Separation Agreement (the "Separation Agreement"), to which I acknowledge I would not otherwise be entitled absent the Separation Agreement, I hereby release, acquit and forever discharge the Company, its parent and subsidiaries, and its and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, paid time off, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims under that certain Employment Agreement between me and the Company dated June 21, 2001 (the "Employment Agreement"); claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the New York State Human Rights Law, as amended; the New York Equal Opportunity for Disabled Persons Act, as amended; the New York City Civil Rights Law, as amended; the California Fair Employment and Housing Act; the California Labor Code; the Washington Law Against Discrimination in Employment, as amended; the Washington Family Leave Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; and breach of the implied covenant of good faith and fair dealing.

        ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after I sign this Release; (b) I have the right to consult with an attorney prior to executing this Release; (c) I have had twenty-one (21) days to consider this Release; (d) I have seven (7) days following the date I sign this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I sign this Release.

        Section 1542 Waiver. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

So Agreed.

Dated:

ROBERT A. GIONESI

EXHIBIT B

EMPLOYEE CONFIDENTIALITY, NONRAIDING AND NONCOMPETITION AGREEMENT